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                                                                      Exhibit 11


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 42 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated April 13, 1998, April 20, 1998 and April 23, 1998 relating to the financial statements and the financial highlights of each series of GMO Trust, except for the Pelican Fund and GMO Asia Fund, which appear in the February 28, 1998 Annual Report and which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Independent Accountants" in the Statement of Additional Information and in the Financial Highlights in the Prospectus.


PRICE WATERHOUSE LLP
Boston, Massachusetts
June 23, 1998